Exhibit 10r-3


          AMENDMENT NO. 3 TO SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER
                                  COMPENSATION.

                              As of February 22, 2006

Section I to Amendment No. 2 To Summary of Director and Executive Officer Compensation dated as of August 10, 2005 and filed as Exhibit 10r-2 to Rogers Corporation quarterly report filed on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2005 is hereby amended and restated in its entirety:

I. DIRECTOR COMPENSATION. The following table sets forth the rates of compensation for non-employee directors that will become effective on April 1, 2006.


Annual Retainer
---------------
Audit Committee Chairperson*                                 $45,000
Compensation and Organization Committee Chairperson          $42,500
Lead Director*                                               $50,000
Nominating and Governance Committee Chairperson              $40,000
Finance Committee Chairperson                                $40,000
Safety and Environment Committee Chairperson                 $38,500
Each Other Non-Employee Director                             $35,000

* Robert G. Paul, who is Chairperson of the Audit Committee as well as Lead Director, on an annualized basis, will receive an annual retainer of $60,000 ($35,000 as a Non-Employee Director, an additional $10,000 as Chairperson of the Audit Committee, and an additional $15,000 as Lead Director).

Board Meeting Attendance Fees
-----------------------------
Non-Employee Directors                                       $1,500

Committee Meeting Attendance Fees
---------------------------------
Committee Chairpersons                                       $1,500
Committee Members                                            $1,000

Telephone Meetings                                50% of the fee entitled
                                                  had the meeting been held
                                                  in person

Under the 2005 Equity Compensation Plan, the annual retainer for non-employee directors is paid semi-annually in shares of Rogers capital stock, with the number of shares of stock granted based on their then fair market value (pro-rated to reflect directors joining the Board after the beginning of the year, as in the case of Carol R. Jensen, who joined the Board in February 2006). Stock options are also granted to each non-employee director twice a year. Currently, such semi-annual stock option grants are for 2,250 shares (also pro-rated, as in the case of Ms. Jensen) each with an exercise price equal to the fair market value of a share of Rogers capital stock as of the date of grant. Such options are immediately exercisable and expire ten years from the date of grant.



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On a yearly basis, non-employee directors can choose whether to receive their meeting fees in cash, stock or a combination thereof. In addition, under Rogers Voluntary Deferred Compensation Plan for Non-Employee Directors, such individuals may elect to defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in Rogers capital stock.

For 2006, certain of Rogers' non-employee directors made the following elections:

   Eileen S. Kraus: Receive meeting fees in Rogers stock on a current basis.

   Gregory B. Howey: Defer receipt of Rogers stock for the annual retainer. Receive meeting fees in Rogers stock, but defer receipt.

   William E. Mitchell:  Defer receipt of Rogers stock for the annual retainer.

Rogers' other non-employee directors, Leonard M. Baker, Charles M. Brennan, III, Walter E. Boomer, Edward L. Diefenthal, Leonard R. Jaskol, Carol R. Jensen, and Robert G. Paul by not making any special election, will receive Rogers stock for the annual retainer on a current basis (as will Ms. Kraus) and will receive their meeting fees in cash on a current basis (as will Mr. Mitchell and Mr.
Paul).



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